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                                                                  EXHIBIT 10.48


   March 14, 2002


   Jesper Andersen
   39598 Benavente Ave.
   Fremont, CA 94539


   Dear Jesper,

   I am very pleased to offer you employment with our team at Pivotal Corporation ("Pivotal"). Following are the terms of your employment:

1. Your position at Pivotal will be EVP Products. You will report directly to the Chief Executive Officer. Your responsibilities shall include the complete set of product planning and development processes including product strategy, producer marketing, product/program management, and product engineering. In addition, you will play a primary role in the overall leadership of Pivotal Corporation as a member of the senior leadership team.

2. Your base salary will be US $275,000 per year, payable semi-monthly.

3. You will be entitled to earn additional incentive compensation of US 0-60% of your base salary annually based on your achieving certain objectives and Pivotal's achieving its financial targets. 30% (US $82,500) will be considered as your OTE (On Target Earnings). Your personal objectives will be established quarterly based on discussion and collaboration between you and Pivotal's Chief Executive Officer, with final approval of these objectives by the Chief Executive Officer. The corporate financial target will be set annually by the Board of Directors and provided to you in writing. For the first twelve months of your employment the OTE incentive compensation of $82,500 (US) will be guaranteed and will be paid in equal quarterly installments. After the guarantee period, subsequent incentive compensation will be based on performance against corporate targets and personal objectives and will be paid on a quarterly basis.

4. Your employment will commence on or about April 1, 2002. You will maintain your residence in California but it is understood that you will be in Pivotal's Vancouver office 4 days per week unless business requirements dictate otherwise. Pivotal will pay for reasonable accommodation for you near the company's headquarters in an apartment setting as well as reasonable and actual travel expenses.

5. Should we mutually agree on the decision for you to relocate to Pivotal's headquarter's in Vancouver, British Columbia, Pivotal will reimburse you to maximum amount of $100,000 (US) on account of expense incurred by you in relocating. These expenses can include the movement and storage of family and household goods, legal fees relating to the sale of your family home, real estate commission payable on account of the sale of your family home, the B.C. property purchase tax, up to 30 days accommodation to effect the move, reasonable expenses incurred by you and/or your spouse in locating a new residence and other expenses as pre-approved by the CEO. In the event that you voluntarily resign your employment with Pivotal within one year of the date of your move, you are obligated to reimburse Pivotal for the amount of the relocation costs paid by Pivotal on your behalf.

6. You will be entitled to accrue vacation at a rate of 6.67 hours per each fully completed pay period, up to a total vacation balance of 20 days, plus statutory holidays. There is no additional accrual of vacation time until your vacation balance drops below 35 days.

7. As a condition of employment, you are required to enroll in health insurance coverage through Pivotal Corporation or present documentation of insurance by another provider. You are required to participate in Pivotal Corporation's employee benefits plan for Life Insurance, AD&D, and Long Term Disability insurance only. Pivotal Corporation's health insurance benefits are effective on your first day of employment. Details of




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     this plan are available for you to review. You are entitled to a maximum of eight days of sick leave per annum without loss of pay. You may not accrue sick leave from year to year.

8. Subject to approval by Pivotal's Board of Directors, you will be granted an option to purchase 290,000 voting common shares of Pivotal at a price equivalent to the closing price on NASDAQ on the date set by the Board of Directors. The options will vest over a period of four years according to the following schedule: 75,000 after the first six months, the remainder to vest in equal quarterly increments beginning in your fifth quarter of employment.

9.   This vesting period shall be adjusted on the following basis:

     a) In the event of termination of employment without cause within the first six months of employment, 75,000 options vest immediately upon notification of termination and the remainder shall be cancelled;

     b) In the event that substantially all the shares or assets of Pivotal are acquired by a third party as a result of a corporate acquisition and, as a result of such acquisition, or within a six month period following the acquisition, your employment is terminated without cause, 50% of the options outstanding as of the date of the acquisition shall vest immediately and the remainder shall be cancelled. It is agreed that this termination provision shall not apply if there is no reduction in your aggregate compensation and you are offered a similar executive position in a business unit in substantially the same business as Pivotal located within the US West Coast, equal to or larger than Pivotal's business as of the date of acquisition.

     c) Additional granting of options is discretionary and performance-based. Your eligibility for additional options is reviewed annually based on sustained high performance.

10. As a Pivotal employee, you will be eligible to participate in Pivotal's Employee Stock Purchase Program. This program entitles employees to purchase Pivotal stock via payroll deduction at a 15% discount on market price. To be eligible for the plan, you must be a permanent employee on payroll at the commencement of one of two ESPP offering periods; either January 1 -- June 30 or July 1 -- December 31. Details of this plan are available from Human Resources. This paragraph sets forth only a summary of the current policy, subject to modification at the discretion of Pivotal. Plan documents and applicable laws are controlling.

11. Your employment with Pivotal may be terminated in one of the following ways:

     a) You may terminate your employment with Pivotal by giving not less than 45 days' written notice of termination to Pivotal. In Pivotal's sole discretion, if it receives written notice of termination from you, it may immediately terminate your employment without any notice or compensation in lieu of notice and it will have no further obligations to you with respect to the termination of your employment, including, without limitation, any further compensation, severance pay or damages except, however, Pivotal will pay you all accrued salary and all accrued but unused vacation as of termination date.

    b) Pivotal may terminate your employment by giving notice or compensation in lieu of notice in the amount equivalent to nine month's base salary payable semi-monthly and less applicable statutory deductions over nine months (the "Severance Period"). Pivotal shall continue to provide all



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               medical, healthcare and other benefits that are permitted during the Severance Period. Pivotal will also pay you all accrued salary and all accrued but unused vacation as of termination date. Any monies earned by you through other employment during the period shall reduce payments made during the Severance Period. The amount payable to you shall be the maximum compensation to which you are entitled in lieu of reasonable notice and Pivotal shall have no further obligations to you with respect to the termination of your employment, including, without limitation, further severance pay or damages. Upon termination without cause, you will have no rights to any other unvested benefits or compensation. Your receipt of payments will be subject to you signing a Release of Claims in a form acceptable to Pivotal.

          c) Your employment may be automatically terminated upon your death or permanent incapacity, which shall be deemed to occur if you suffer any illness, or injury that prevents you from performing your usual employment duties for a period of six (6) consecutive months. In the event of death or permanent incapacity, Pivotal shall be under no obligation to provide you or your estate or personal representative with notice of termination or payment in lieu of notice or any other form of severance pay or damages, except, however Pivotal will pay you all accrued salary and all accrued but unused vacations, on termination date.

12. Notwithstanding any other provision, Pivotal may terminate your employment with it at any time for just cause, without notice or pay in lieu of notice or any other form of compensation severance pay or damages. "Cause" is defined as follows: any breach of the terms of the offer letter by Employee, or breach of Employee's obligations under the Confidentiality/Noncompetition/ Nonsolicitation Agreement; any failure to perform assigned job responsibilities that continues unremedied for a period of thirty (30) days after written notice to Employee by Employer; conviction of a felony or misdemeanor or failure to contest prosecution for a felony or misdemeanor; the Employer's reasonable belief that Employee engaged in a violation of any statute, rule or regulations, any of which in the Judgment of Employer is harmful to the Employer's business or to Employer's reputation; or the Employer's reasonable belief that Employee engaged in unethical practices, dishonesty or disloyalty that has a material impact on the business.

13. As a condition of your employment, you are required to sign an agreement of confidentiality and acknowledge that the Intellectual property, which results from your employment is owned by Pivotal. In addition, should your employment by Pivotal terminate for any reason, the agreement prohibits you from interfering with the employees, customers or business of Pivotal for a period of time following the cessation of employment.

14. This offer of employment is part for your acceptance until the close of business March 15, 2001. Please sign the attached copy of this letter and the Employee Confidentiality Agreement to indicate your agreement, and return the signed copies to us.

We look forward to you joining us in our quest to build a major technology solutions company and we look forward to a long and mutually rewarding relationship.

Your very truly,                     I agree with and accept the above terms and
                                     conditions of employment.


/s/ Bo Manning                       /s/ Jesper Andersen
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Bo Manning                           Jesper Andersen
President and CEO
                                     Date: 3/14/2002
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